Left Right Marketing Technology Announces SIGNING of Definitive Agreement

Agreement Will Merge Together CrazyGrazer.com, Crazy Grazer LLC and

Left Right Marketing Technology

LAS VEGAS (April 1, 2004) - Left Right Marketing Technology, Inc. (OTC:BB-LRMK) announced today the Company has signed a sweeping definitive agreement that will bring together Left Right Marketing Technology, Crazy Grazer LLC and CrazyGrazer.com. The end result is a Company that is in a prime position to capitalize on upward-trending e-commerce statistics.

Closing of the Merger is subject to receipt of the Crazy Grazer LLC audit and the satisfaction of other customary conditions of a transaction of this nature. LRMK's management anticipates closing of the Merger to occur on or before April 30, 2004.

Earlier this year, LRMK entered into a binding letter of intent with Crazy Grazer LLC, a Nevada limited liability company currently operating the online shopping mall website www.crazygrazer.com. Also earlier this year, the Company announced the hiring of key executives deemed vital to finalizing the definitive agreement and in positioning the company for future success. Today's announcement is a fulfillment of those plans, and will be followed by further definitive agreements that will bring Hall Communications, StyleWise Interactive, and DSLV Lawlor Advertising into the parent company.

LRMK will be the parent company, with Crazy Grazer LLC operating as a wholly owned subsidiary. The leadership of the merged company will include Rock Newman, Chairman; Richard M. (Mick) Hall, President/CEO; Mark Newburg, Senior Vice President/COO; and Arnaldo (Arnie) Galassi, CFO.

Hall said, "This is a great day in the company's history. We have been operating according to our plans, and we are now proud to announce we have accomplished a major step towards finalizing what we promised to do. Fulfilling our plans gives us tremendous reasons for optimism regarding our business plan for the to be merged company."

On March 29, CBS MarketWatch reported that two-thirds of Internet users, roughly 83 million people, are now online shoppers. The news service also reported a significant trend in e-commerce activity growing as the number of Internet users also grows.

Newburg reacted to those statistics and today's Company announcement, saying, "This merger will bring together elements we have been carefully assembling and put us in a prime position to take advantage of current market trends. Further, we have a business plan designed to parallel what independent analysts are projecting will be a very successful future for e-commerce. For example, Forrester Research said in July 2003 that it expects the e-commerce market to double in the next four years to a projected revenue of $229.9 billion in 2008. We believe we are now structured to seize upon that opportunity."

The Company also announced it has entered into a strategic banking relationship with Wells Fargo & Company. Additionally, the Company has contracted with IntraVex, a Chicago-based parcel management solutions company, which will provide the Company with shipping technologies and creation of a fulfillment strategy and program design.

Investors and LRMK stockholders are urged to read LRMK's annual report on Form 10-KSB and Forms 8-K for further information on the Crazy Grazer definitive agreement, available free of charge on the SEC's website, www.sec.gov.

Forward-Looking Statements: The statements in this press release regarding the Crazy Grazer definitive agreement, anticipated closing date of the Merger, the Company's ability to close on the Merger, the hiring of the new executives, the Company's ability to enter into definitive agreements with Hall Communications, StyleWise and DSLV, the Company's future success, the Company's ability to take advantage of market trends, the success of e-commerce, benefits of the banking relationship with Wells Fargo, benefits of the IntraVex relationship, future opportunities and any other effect, result or aspect of the transactions and any other statements, which are not historical facts, are forward looking statements. Such statements involve risks and uncertainties, including, but not limited to, costs and difficulties related to the integration of acquired business, costs, delays, and any other difficulties related to the Crazy Grazer transaction, risks and effects of legal and administrative proceedings and governmental regulation, future financial and operational results, competition, general economic conditions, and the ability to manage and continue growth. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. We undertake no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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Contact:

Paul Speirs, Left Right Marketing Technology, Inc.

702-260-9305